EXHIBIT 10.1

YA GLOBAL INVESTMENTS, L.P.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07092

March 11, 2008

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia V6V 2J1

ATTN:  Jeff Finkelstein, Chief Financial Officer

Dear Mr. Finkelstein:

This letter sets forth our agreement regarding the March 2005 Convertible Preferred and the May 2005 Debenture owed by SmarTire Systems, Inc. (“SmarTire” or the “Company”) to YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.).  (hereinafter, “YA)

1.
YA hereby agrees (i) to extend the Maturity Date of (a) the convertible preferred stock issued by the Company to YA with issue date March 22, 2005 (the “March 2005 Convertible Preferred”) and (b) the May 5, 2005, debenture (the “May 2005 Debenture”), issued by the Company held by YA as well as the due date for any periodic payments due under either of the March 2005 Convertible Preferred or the May 2005 Debenture to March 31, 2008.  As modified herein, the Existing Debentures and Existing Agreements remain in full force and effect.

2.
All amounts owed by the Company to YA pursuant to the March 2005 Convertible Preferred, or on any other instrument of indebtedness, together with any fees, costs, expenses and other charges now or hereafter payable by the Company to YA are unconditionally owing by the Company to YA, without offset, setoff, defense or counterclaim of any kind, nature or description whatsoever except as set forth in this Agreement.  The Company further acknowledges, confirms and agrees that (a) all agreements between SmarTire and YA (the “Existing Agreements”) have been duly executed and delivered by the Company to YA, and each is in full force and effect as of the date hereof; (b) the agreements and obligations of SmarTire contained in the Existing Agreements, as amended by this Agreement, constitute the legal, valid and binding obligations of SmarTire, enforceable against it in accordance with their respective terms, and the Company has no valid defense to the enforcement of such obligations; and (c)  YA is and shall be entitled to the rights, remedies and benefits provided for in the Existing Agreements and applicable law, without offset, setoff, defense or counterclaim of any kind, nature or descriptions whatsoever.

3.
In exchange for the consideration described herein, and except as otherwise set forth in this Agreement, SmarTire does hereby RELEASE AND FOREVER DISCHARGE YA and its subsidiaries and its respective affiliates, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators (collectively, “Buyer Parties”) from all causes of action, suits, debts, claims and demands whatsoever known or unknown, at law, in equity or otherwise, which the Company had, now has, or hereafter may have, arising from or relating in any way to the Company’s status as a debtor of YA on or prior to the date hereof, any agreement between SmarTire and YA entered into prior to the date hereof, any claims for reasonable attorneys’ fees and costs, and including, without limitation, any claims relating to fees, penalties, liquidated damages, and indemnification for losses, liabilities and expenses.  This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, or implied or express contract.  It is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by SmarTire of any such claim whatsoever.

If the foregoing correctly sets forth the terms of our agreement, please sign this letter on the line provided below, whereupon it will constitute a binding agreement among us.

Sincerely,

YA GLOBAL INVESTMENTS, L.P.

By: Yorkville Advisors, LLC
Its:  General Partner

By:                         /s/ Mark Angelo
Name:                    Mark Angelo
                        Title:                      Portfolio Manager

ACCEPTED AND AGREED:
SMARTIRE SYSTEMS INC.

By:      /s/ Jeff Finkelstein
Name: Jeff Finkelstein
Title:  Chief Financial Officer